CUSIP No. 134 429 109	Schedule 13 D

EXHIBIT R

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1), we the undersigned agree that this Amendment to the Statement on Schedule 13D, to which this Joint Filing Agreement is attached, and any subsequent Amendment to such Schedule, is filed on behalf of each of us.

This Agreement may be signed in counterparts and all so signed shall constitute one and the same Agreement.

Dated:  February 9, 2011

HOPE H. VAN BEUREN JOHN A. VAN BEUREN ARCHBOLD D. VAN BEUREN DAVID C. PATTERSON

/s/ John A. van Beuren
John A. van Beuren, individually and as attorney-in-fact for the above persons